Exhibit 10.17

April 1, 2008

Mr. Bryce Chicoyne

Home Address

City, State, Zip

Re:	Salary.com Employment Offer Letter

Dear Bryce:

I am pleased to offer you the position of Senior Vice President and Chief Financial Officer for Salary.com, Inc (“Salary.com” or the “Company”). You will report directly to Kent Plunkett, Salary.com’s Chief Executive Officer.

1.	We request that you start your employment with the Company on or about May 1, 2008 or such later date as may be mutually agreed upon by you and us.

2.	Your overall annual total compensation package for expected performance should total three hundred fifty two thousand five hundred dollars ($352,500.00) per year. This will consist of an annual base salary of two hundred and thirty-five thousand dollars ($235,000.00), and a variable incentive component target of fifty percent (50%) of base salary. Incentive compensation rewards will be based on your individual and team performance, as well as the Company’s satisfactory performance against goals and objectives.

3.	Your job responsibilities, performance requirements, base and incentive compensation, and bonus eligibility are subject to change from time to time at the discretion of Salary.com’s Chief Executive Officer and Board of Directors, provided that they do not violate Section 12 of this letter.

4.	You will be granted 100,000 shares of Salary.com restricted common stock in accordance with the stock grant procedure and plan in effect as of the commencement of your employment with the Company. These shares will be subject to our standard employee restricted stock vesting schedule. One sixth of your grant will vest every six months, beginning on or about the 6-month anniversary of your employment with Salary.com, over a 36 month period. You will also be eligible for consideration for future employee equity grants, including a pro-rated annual refresher stock grant in accordance with Company policies and procedures.

5.	You will also be granted a start-up grant of 20,000 shares of Salary.com restricted stock, which will vest on or about the 12-month anniversary of your employment with Salary.com.

6.	Salary.com’s 2007 Stock Option and Incentive Plan (the “2007 Plan”) includes a provision triggering accelerated vesting of all restricted stock grants in the event of a transaction involving a sale of control of the Company or all or substantially all of its assets. Your restricted stock grants will carry this protection.

7.	You will receive benefits afforded to all full-time Salary.com employees, at rates comparable to those offered other employees. In the case of insurance programs, your participation is subject to your insurability.

8.	Salary.com agrees to provide you with twenty (20) paid vacation days, two (2) paid personal days, and five (5) paid sick days each calendar year.

9.	Simultaneous with your acceptance of this employment offer, you must acknowledge your acceptance and agreement to be bound by the Company’s Employee Non-Competition, Nondisclosure & Development Agreement and the Salary.com Non-Disclosure Agreement.

10.	Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer letter. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment can be changed only in an express written agreement signed by you and a duly authorized officer of the Company.

11.	If your employment is terminated by the Company other than for “cause” (as defined below) or by you for “Good Reason” as herein defined, the Company will immediately issue to you shares of the Company’s common stock (in the form of restricted stock) with a value equal to (a) one year of your then current base salary plus (b) one year of your target bonus, based on the average closing price of the Company’s common stock for the ten trading days preceding the grant date. Such restricted stock shall be fully vested on your termination date. If the Company’s trading window is closed on your termination date and will not open during the two-week period following your termination date, you may elect to satisfy your required tax withholding obligation, in whole or in part, by authorizing the Company to withhold from the shares of restricted stock issued to you a number of shares with an aggregate fair market value (as of the date the withholding is effected) that would satisfy the required withholding amount due. Accordingly, the Company would then make all applicable payments for the required holding obligations. “Cause” shall mean: (A) conduct by you constituting negligence or misconduct in connection with the performance of your duties, including, without limitation, misappropriation of funds or property of the Company; (B) your commission of any felony or a misdemeanor involving deceit, dishonesty or fraud, or any conduct by you that would reasonably be expected to result in material injury to the Company; (C) non-performance by you of your duties hereunder (other than by reason of your physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the Chief Executive Officer; (D) your violation of the Company’s policies and procedures which has continued following written notice of such non-performance from the Chief Executive Officer; or (E) failure to cooperate in any reasonable respect with an internal investigation or an investigation by regulatory or law enforcement authorities. Any termination by the Company of your employment under this letter which does not constitute a termination for Cause or result from your death or disability shall be deemed a termination other than for Cause. For purposes of this Section 11, the term “Company” shall include all of the Company’s subsidiaries and affiliates and any successor to the Company’s business.

12.	At any time during the period of your employment with the Company, you may terminate your employment hereunder for any reason, including but not limited to Good Reason. For purposes of this letter, “Good Reason” shall mean that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (A) any removal, during the period of employment, from your title of Senior Vice President and Chief Financial Officer; (B) an involuntary reduction in your base salary except for across-the-board reductions similarly affecting all or substantially all management employees; or (C) the failure of the Company to obtain the agreement from any successor to the Company, including but not limited to as a result of a change in control, to assume and agree to perform the Company’s obligations under this letter. “Good Reason Process” shall mean that (i) you reasonably determine in good faith that a “Good Reason” event has occurred; (ii) you notify the Company in writing of the occurrence of the Good Reason event; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than ninety (90) days following such notice, to modify your employment situation in a manner acceptable to you and the Company; and (iv) notwithstanding such efforts, one or more of the Good Reason events continues to exist and has not been modified in a manner acceptable to you. If the Company cures the Good Reason event in a manner acceptable to your during the ninety (90) day period, Good Reason shall be deemed not to have occurred.

13.	After this letter has been signed by both you and the Company, if the Company does not hire you in accordance with the terms hereof for reasons other than (i) your breach of this letter; (ii) any action by you which would constitute “Cause” for termination as defined in Section 11 above; or (iii) force majeure, then the Company shall pay you three hundred fifty two thousand five hundred dollars ($352,500.00) in cash within thirty (30) days after receipt of your written demand for such payment.

14.	By signing your signature below and accepting employment with Salary.com, you affirm that you are not now a party to any agreement (including, without limitation, any non-competition, confidentiality, or nondisclosure agreement) with any third party that is inconsistent with your employment at Salary.com and/or the duties and responsibilities described herein. By accepting employment with the Company, you agree not to share with the Company or any of its employees, officers, directors, agents and/or advisors any confidential or proprietary information received by you from any third party.

15.	This letter, along with the Company’s Employee Non-Competition, Nondisclosure & Development Agreement and the Salary.com Non-Disclosure Agreement described above and any equity agreements issued to you, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement signed by you and an authorized officer of the Company. In addition to any other remedies available to it, the Company will have the right to seek injunctive or other equitable relief to prevent any violation of this agreement. This letter will be governed by the laws of the Commonwealth of Massachusetts, without regard to choice of law provisions. The failure of either party to exercise any right or the waiver by either party of any breach will not prevent a subsequent exercise of such right or be deemed a waiver of any later breach of the same or any other term of this letter. If any provision of this letter is held to be invalid, illegal, or unenforceable, such provision will only be modified to the extent required to be enforceable under applicable law.

We look forward to welcoming you to the Salary.com team. We are confident that you will make a valuable contribution to the growth of our company. Please do not hesitate to contact me if I can be of any assistance to you. We look forward to working with you.

Sincerely,

/s/ G. Kent Plunkett
Chief Executive Officer

/s/ Nicholas Camelio
Nicholas Camelio Vice President, Human Resources

Accepted:

/s/ Bryce Chicoyne	Date:	April 2, 2008
(Acceptance Signature)

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